EXHIBIT 99.1


SHORT-FORM MERGER AGREEMENT

       THIS SHORT-FORM MERGER AGREEMENT (this "Agreement"), dated as of the 2nd day of February, 1999, is made by and among AmeriLink Corporation, an Ohio corporation ("AmeriLink"), MCC Acquisition Corp., an Ohio corporation and wholly owned subsidiary of AmeriLink ("MAC"), and each of Jeffrey Van Polen, Richard Pearson and Michael Maddison (said individuals being hereinafter collectively called the "Employee Shareholders" and, individually, an "Employee Shareholder").

                               W I T N E S S E T H :

       WHEREAS, the Employee Shareholders are the owners of common stock of Midwest Computer Cable, Inc. (the "Company"); and

       WHEREAS, Larry Kendall Dayton Kendall, and Linda Kendall (the "Principal Shareholders"), the Company, AmeriLink and MAC have entered into an Agreement and Plan of Merger (the "Principal Agreement") dated as of the date hereof ; and

       WHEREAS, AmeriLink, MAC, the Company, the Principal Shareholders and the Employee Shareholders desire to merge the Company with and into MAC (the "Merger") upon the terms and subject to the conditions hereinafter set forth;

       NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto hereby agree as follows:

       1. DEFINITIONS. Capitalized terms not defined herein shall have the meanings assigned to them in the Principal Agreement.

       2. DELIVERY OF COMPANY SHARES. Each Employee Shareholder hereby tenders his Company Shares to MAC in exchange for the Merger Consideration.

       3. THE MERGER. Upon the terms and subject to the conditions of the Principal Agreement and this Agreement, the Merger shall be completed in the manner described in the Principal Agreement.

       4. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE SHAREHOLDERS. Each Employee Shareholder represents and warrants to MAC and AmeriLink, solely as to such Employee Shareholder, as follows:

              (a) SHAREHOLDERS' CAPACITY4.26 Shareholders' Capacity. The execution, delivery and performance by Employee Shareholder of this Agreement and the consummation by Employee Shareholder of the transactions contemplated hereby are within Employee Shareholder's capacity and no approval or consent of any other person is required in connection therewith.

              (b) SHAREHOLDERS' GOVERNMENTAL AUTHORIZATION, CONFLICTS4.27 Shareholders' Governmental Authorization, Conflicts.

                     (i) The execution, delivery and performance by Employee Shareholder of this Agreement and the consummation of the Merger require no action by or in respect of, or filing with, any governmental body, agency, official or authority except as has been accomplished or will be accomplished prior to the Closing Date.

                     (ii) No consent, approval, waiver or other action by any Person under any material contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by such Employee Shareholder or the consummation of the transactions contemplated hereby.

              (c)    NON-CONTRAVENTION4.28       Non-Contravention.  The
       execution, delivery and performance by such Employee Shareholder of this Agreement and the consummation of the Merger do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Employee Shareholder or to a loss of any benefit to which Employee Shareholder is entitled under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon Employee Shareholder or result in the creation or imposition of any Lien on any asset of Employee Shareholder.

              (d)    BINDING EFFECT4.29   Binding Effect.  This Agreement
       constitutes a valid and binding agreement of such Employee Shareholder, enforceable in accordance with its terms except as limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and the application of equitable principles.

              (e) TITLE TO SHARES4.30 Title to Shares. Employee Shareholder is the record and beneficial owner of the Company Shares such Employee Shareholder has agreed to deliver hereunder and upon delivery of the certificates for the Company Shares by Employee Shareholder or a lost share certificate affidavit pursuant to this Agreement, MAC will acquire good, valid and marketable title to the Company Shares, free and clear of any Lien.

              (f)    ENTIRE BUSINESS4.31  Entire Business.   The Company Shares
       constitute all of such Employee Shareholder's investment, direct or indirect, in the Company and its business as currently and historically conducted.

              (g)    CERTAIN INTERESTS4.32       Certain Interests.  Neither
       Employee Shareholder nor any of his relatives or Affiliates (other than the Company) (i) is a party to or has an interest in any material contracts or other arrangements relating to the business of the Company to which the Company is a party or to which the Company or any assets used by the Company may be subject or (ii) has any interest in any material property, real or personal, tangible or intangible, including Intellectual Property Rights used in or pertaining to the Company except, in each case, for the normal rights of that Employee Shareholder as a holder of the Company Shares owned by that Employee Shareholder.

              (h)    FINDERS' FEES4.33    Finders' Fees.  Employee Shareholder
       has not employed any investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement

              (i)    ABSENCE OF CERTAIN CHANGES4.34     Absence of Certain
       Changes. Employee Shareholder has not issued or sold any securities convertible or exchangeable for other securities of the Company or issued or sold any options or other rights to acquire from Employee Shareholder debt securities of the Company or securities convertible into or exchangeable for any debt securities.

              (j)    INVESTMENT INTENT4.35       Investment Intent.  Employee
       Shareholder is acquiring the shares of AmeriLink Common Stock it receives from AmeriLink hereunder for investment and not with a view to a sale or distribution thereof within the meaning of the Securities Act. Employee Shareholder has had an opportunity to ask questions of the principal officers and representatives of AmeriLink and to obtain any additional information necessary to permit an evaluation of the benefits and risks associated with the investment made hereby. Employee Shareholder has had sufficient experience in business, financial and investment matters to evaluate the merits and risks involved in the investment made hereby and is able to bear the economic risk of such investment for an indefinite period of time.

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       5.     REPRESENTATIONS AND WARRANTIES OF AMERILINK.  AmeriLink represents and warrants as follows:

              (a)    CORPORATE EXISTENCE AND POWER5.1   Corporate Existence and
       Power. AmeriLink is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, has all requisite corporate power and authority to conduct its business and own its properties as now conducted and owned, and is qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would, in the aggregate, have a material adverse effect on the business or financial condition of AmeriLink. AmeriLink has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of AmeriLink, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AmeriLink and constitutes a valid and binding agreement, enforceable against it in accordance with its terms.

              (b) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by AmeriLink nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Code of Regulations, (ii) require any consent or approval of, or filing and expiration of a waiting period or a period for disapproval by, any governmental authority (except for filing of an additional listing notification with The Nasdaq Stock Market, Inc.),
       (iii) result in a default (or an event that might, with the passage of time or the giving of notice or both, constitute a default) or give rise to any right to terminate, cancel or accelerate or to any loss of benefit under any of the terms, conditions, or provisions of any lease, indenture, mortgage, loan or credit agreement, or other agreement or instrument to which AmeriLink is a party or by which AmeriLink or any of its assets may be bound, other than as previously disclosed in writing to the Company, or (iv) violate any applicable law, rule or regulation to which AmeriLink or any of its assets are bound.

              (c) LITIGATION. Except as disclosed in the SEC Documents (as defined below), there are no actions, suits, causes of action, claims, litigation, arbitration, administrative hearings or other form of proceedings or disputes pending or threatened against AmeriLink, in any court, at law or in equity, or before any arbitration board or any governmental department, commission, board, bureau, agency, or instrumentality which in the aggregate would have a material adverse effect on its business or financial condition; nor has AmeriLink been, nor is it, subject to any orders, awards, fines, judgments, decrees, or injunctions the effect of which in the aggregate would have a material adverse effect on its business or financial condition.

              (d) CHARTER DOCUMENTS. AmeriLink has heretofore delivered to the Company (i) a copy of its Articles of Incorporation, as amended to date, certified by the appropriate governmental authority, and (ii) a copy of its Code of Regulations, as amended to date, as certified by its Secretary or Assistant Secretary.

              (e) BROKERS. Except for JPS Capital Corporation, no broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of or AmeriLink.

              (f) SEC FILINGS. AmeriLink has filed all required reports, forms and other documents with the Securities and Exchange Commission (the "SEC DOCUMENTS"). As of their respective dates (giving effect to any amendment contained in a subsequently-filed SEC Document intended to supplement or replace information given at any such date), the SEC Documents complied in all material respects with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to such SEC Documents. The financial statements of AmeriLink included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange

       Commission with respect thereto, have been prepared (other than the pro forma financial statements included therein) in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the financial position of AmeriLink and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The pro forma combined financial statements of the Company included in the SEC Documents, together with the related notes thereto, present fairly the information contained therein, have been prepared in accordance with the Securities and Exchange Commission's rules and guidelines with respect to pro forma financial statements and have been properly presented on the pro forma bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. Except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent pro forma combined balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement and liabilities and obligations which would not, individually or in the aggregate, have a material adverse effect on AmeriLink, neither AmeriLink nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of AmeriLink and its consolidated subsidiaries or in the notes thereto.

              (g) CAPITALIZATION. AmeriLink's capitalization as of February 1, 1999 consisted of (i) 10,000,000 authorized AmeriLink Common Shares, of which 4,031,174 such shares (exclusive of any such shares delivered pursuant to this Agreement) are issued and outstanding, (ii) 500,000 authorized Class A Voting Preferred Shares, none of which are issued and outstanding, (iii) 500,000 authorized Class B Nonvoting Preferred Shares, none of which are issued and outstanding, and (iv) outstanding options and warrants to purchase an aggregate of 773,403 AmeriLink Common Shares (exclusive of any such options granted pursuant to the transactions contemplated by this Agreement). AmeriLink has no other authorized classes of capital stock.

              (h) NO RIGHTS TO REGISTER STOCK. Except as described in the SEC Documents, AmeriLink has no obligation to register any shares of AmeriLink Common Stock under the Securities Act.

              (i) AMERILINK COMMON STOCK. The AmeriLink Common Stock to be issued pursuant to this Agreement has been duly authorized by all necessary corporate action and, when issued and delivered by AmeriLink pursuant to this Agreement, will be validly issued, fully paid and non-assessable.

              (j) MATERIAL ADVERSE CHANGE. There has been no material adverse change in the financial condition, properties, business or prospects of AmeriLink since the date of AmeriLink's most recent Form 10-Q filed with the SEC on November 11, 1998, except to the extent disclosed in AmeriLink's filings with the SEC prior to the date hereof.

       6.     SHAREHOLDER COVENANTS.

       (a)    COMPETITION6.5       Competition.

                     (i) Each Employee Shareholder agrees that, for a period of three years beginning on the Closing Date, such Employee Shareholder will not engage or participate in any capacity in any business other than that of the AmeriLink or one of its Affiliates which is substantially similar to any part of the business of the Company as of the Closing Date; provided that this Section shall not prohibit any Employee Shareholder from owning not more than 1% of the issued and outstanding stock of any corporation whose shares are publicly traded on a recognized national exchange or listed in the Nasdaq national market system. The foregoing restriction shall extend to each state in the United States.

                     (ii) Any breach of this Section 5(a) may cause irreparable injury to AmeriLink or its Subsidiaries for which a remedy at law may be inadequate. Therefore, AmeriLink and its Subsidiaries shall be entitled to temporary and permanent injunctive or other equitable relief in any court of competent jurisdiction without the necessity of proving actual damages, in addition to any other remedy, including money damages, available therefor pursuant to this Agreement, at law or in equity.

       (b)    CONFIDENTIALITY.

                     (i) Employee Shareholders will hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by the recipient, (ii) in the public domain through no fault of any Shareholder or (iii) later lawfully acquired by such recipient or from sources other than any of the Shareholders, the Company or AmeriLink.


                     (ii) Employee Shareholders will hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning AmeriLink and its Subsidiaries, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by the recipient, (ii) in the public domain through no fault of any Shareholder or (iii) later lawfully acquired by a Shareholder from sources other than any of Shareholders or AmeriLink. If this Agreement is terminated, such confidence shall be maintained and Employee Shareholders will destroy or deliver to AmeriLink, upon request, all documents and other materials, and all copies thereof, obtained by Employee Shareholders or on behalf of Employee Shareholders from AmeriLink in connection with this Agreement or the Principal Agreement that are subject to such confidence. If this Agreement is terminated, such confidence shall be maintained and Employee Shareholders will destroy or deliver to AmeriLink, upon request, all documents and other materials, and all copies thereof, obtained by any Employee Shareholder or on such Employee Shareholder's behalf from AmeriLink in connection with this Agreement that are subject to such confidence.

       7.     SURVIVAL; REMEDY FOR BREACH11.1    Survival; Remedy for Breach.
The representations and warranties contained in this Agreement shall survive the Closing without limitation. All covenants and other agreements included in this Agreement shall survive the Closing except as indicated therein.

       8.     INDEMNIFICATION 11.2 Indemnification by Shareholders.

              (a) BY SHAREHOLDERS. The Employee Shareholders hereby indemnify each AmeriLink Indemnitee (as hereinafter defined), jointly and severally, against and agrees to hold each AmeriLink Indemnitee harmless from any and all damage, loss, liability, penalty, assessment, settlement, judgment and expense (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses) in connection with any action, suit or proceeding brought against any such AmeriLink Indemnitee (collectively, "Claims") incurred or suffered by any such AmeriLink Indemnitee arising out of the inaccuracy of any of the representations or warranties or the breach of any covenant or agreement of the Employee Shareholders hereunder.

              (b)    BY AMERILINK11.3     Indemnification by AmeriLink.
       AmeriLink hereby indemnifies each Employee Shareholder against and agrees to hold each Employee Shareholder harmless from any and all Claims incurred or suffered by any such Employee Shareholder arising out of the inaccuracy of any of the representations or warranties made by AmeriLink in this Agreement or the breach of any covenant or agreement of AmeriLink hereunder. AmeriLink's obligation to provide the indemnity pursuant to this Section 8(b) shall expire on the second anniversary of the Closing Date.

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              (c)    PROCEDURES11.4       Procedures.

                     (i) For purposes of this Section 8, the term "AmeriLink Indemnitee" shall include AmeriLink and any of its Affiliates and, effective at the Closing, the Surviving Corporation. For purposes of this Section 8, the term "Indemnifying Party" shall mean AmeriLink or Employee Shareholders, as appropriate, and "Indemnified Party" shall mean a AmeriLink Indemnitee or an Employee Shareholder, as appropriate.

                     (ii) Each Indemnified Party shall give prompt notice to the Indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder and of any damage, loss, liability or expense which the Indemnified Party deems to be within the ambit of this Section 8, specifying with reasonable particularity the basis therefor and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. The Indemnifying Party may, at its own expense, (i) participate in and, (ii) upon notice to the Indemnified Party, assume the defense of any such suit, action or proceeding; PROVIDED that (i) the Indemnifying Party's counsel is reasonably satisfactory to the Indemnified Party, (ii) the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party's reasonable request for such consultation from time to time with respect to such suit, action or proceeding and (iii) the Indemnifying Party shall not, without the Indemnified Party's consent, agree to any settlement with respect to any Tax if the effect of such settlement would be an increase in the liability of the Indemnified Party with respect to any Tax for any period beginning after the Closing. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

                     (iii)  No Indemnifying Party shall be liable under this
              Section 8 for any settlement, effected without its consent or resulting from a proceeding in which such Indemnifying Party was not permitted an opportunity to participate, of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. No investigation by any Indemnified Party at or prior to the Closing shall relieve any Indemnifying Party of any liability under this Section 8.

                     (iv) Any claim of any AmeriLink Indemnitee (other than AmeriLink) under this Section 8 may be made and enforced by AmeriLink on behalf of any such AmeriLink Indemnitee.

       9. SUCCESSORS AND ASSIGNS12.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, PROVIDED, HOWEVER, that neither this Agreement nor any right hereunder may be assigned by any party without the consent of the other parties hereto.

       10.    ENTIRE AGREEMENT; AMENDMENT12.4    Entire Agreement; Amendment.
This Agreement, including any schedules hereto, and the other instruments and agreements referred to herein embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto. This Agreement may be amended but only in a writing signed by AmeriLink and Employee Shareholders. Any provision hereof may be waived but only in a writing signed by AmeriLink if such waiver is sought to be enforced against AmeriLink and only in a writing signed by Employee Shareholders if such waiver is sought to be enforced against Employee Shareholders.

       11.    COUNTERPARTS12.5     Counterparts.  This Agreement may be executed
in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto or thereto be contained on any one counterpart hereof or thereof. Additionally, the parties hereto agree that for purposes of facilitating the execution of this Agreement, (a) the signature pages taken from the separate individually executed counterparts of this Agreement may be combined to form multiple fully executed counterparts and (b) a facsimile transmission shall be deemed to be an original signature for all purposes. All executed counterparts of this Agreement shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same agreement.

       12.    SEVERABILITY12.6     Severability.  If any term, provision,
covenant or restriction of this Agreement or the application thereof to any person or circumstance should be held by an administrative agency or court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of this Agreement and the application of such term, provision, covenant, or restriction to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law. Further, it is the intent of the parties that if any term, provision, covenant, or restriction of the Agreement should be held to be invalid, void, or unenforceable as applied to any person or circumstance, then such term, provision, covenant, or restriction shall be modified to the extent necessary in order to render the same enforceable, consistent with the expressed objectives of the parties hereto for entering into this Agreement.

       13. CAPTIONS12.7 Captions. The captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

       14.    GOVERNING LAW; VENUE12.8    Governing Law.  This Agreement shall
be governed by and construed in accordance with the laws of the State of Ohio (without regard to conflict of law principles).

       IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.


/s/  Jeffrey Van Polen                         AMERILINK CORPORATION
----------------------
Jeffrey Van Polen

/s/  Richard Pearson                           By: /s/  Larry R. Linhart
----------------------                             ---------------------------
Richard Pearson                                    Larry R. Linhart, President

/s/  Michael Maddison
----------------------
Michael Maddison                               MCC ACQUISITION CORP.


                                               By: /s/  Larry R. Linhart
                                                   ---------------------------
                                                   Larry R. Linhart, President